Exhibit 107

Calculation of Filing Fee Table

Form S-8

Aprea Therapeutics, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001	Rule 457(c) and Rule 457(h)	149,466(5)	$3.505	$523,878.33	0.00014760	$77.32
Equity	Common stock, $0.001 par value per share, Non-Plan Inducement Stock Option Grant	Other(2)	26,920(3)	$3.505	$94,354.60	0.00014760	$13.93
Equity	Common stock, $0.001 par value per share, Non-Plan Inducement Restricted Stock Unit Award	Other(2)	6,730(4)	$3.505	$23,588.65	0.00014760	$3.48
Total Offering Amounts					$641,821.58		$94.73
Total Fee Offsets							—
Net Fee Due							$94.73

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Aprea Therapeutics, Inc. (the “Registrant”) that become issuable pursuant to the non-plan inducement stock option grant and the non-plan inducement restricted stock unit award set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.
(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.505 per share of Common Stock, the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on August 16, 2024, a date that is within five business days prior to the date on which this Registration Statement is being filed.
(3)	Represents shares of Common Stock reserved for issuance upon the exercise of a stock option to be granted outside the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4).
(4)	Represents shares of Common Stock reserved for issuance upon the vesting of a restricted stock unit award to be granted outside the 2019 Plan as an inducement grant pursuant to Nasdaq Listing Rule 5635(c)(4).
(5)	Consists of shares of Common Stock under the 2019 Plan.